UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. __)*


                                 Paula Financial
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    703588103
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

                                |X| Rule 13d-1(b)
                                |_| Rule 13d-1(c)
                                |_| Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 (Page 1 of 24)

CUSIP No.  703588103                  13G                      Page 2 of Page 21
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             CGU, plc

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United Kingdom

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         423,712
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          423,712

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,712

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.1%

    12       TYPE OF REPORTING PERSON

             HC, CO
--------------------------------------------------------------------------------

CUSIP No.  703588103                  13G                      Page 3 of Page 21
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             General Accident, plc

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United Kingdom

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         423,712
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          423,712

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,712

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.1%

    12       TYPE OF REPORTING PERSON

             HC, CO
--------------------------------------------------------------------------------

CUSIP No.  703588103                  13G                      Page 4 of Page 21
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             Commercial Union Assurance Company, plc

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United Kingdom

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         423,712
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          423,712


     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,712

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.1%

    12       TYPE OF REPORTING PERSON

             HC, CO
--------------------------------------------------------------------------------

CUSIP No.  703588103                  13G                      Page 5 of Page 21
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             General Accident Fire & Life Assurance Corporation, plc

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United Kingdom

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         423,712
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          423,712

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,712

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.1%

    12       TYPE OF REPORTING PERSON

             HC, CO
--------------------------------------------------------------------------------

CUSIP No.  703588103                  13G                      Page 6 of Page 21
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             Scottish Insurance Corporation Limited

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United Kingdom

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         423,712
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          423,712

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,712

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.1%

    12       TYPE OF REPORTING PERSON

             HC, CO
--------------------------------------------------------------------------------

CUSIP No.  703588103                  13G                      Page 7 of Page 21
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             Commercial Union International Holdings Limited

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United Kingdom

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         423,712
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          423,712

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,712

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.1%

    12       TYPE OF REPORTING PERSON

             HC, CO
--------------------------------------------------------------------------------

CUSIP No.  703588103                  13G                      Page 8 of Page 21
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             CGU Group B.V.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Netherlands

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         423,712
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          423,712

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,712

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.1%

    12       TYPE OF REPORTING PERSON

             HC, CO
--------------------------------------------------------------------------------

CUSIP No.  703588103                  13G                      Page 9 of Page 21
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             CGU International Holdings B.V.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Netherlands

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         423,712
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          423,712

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,712

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.1%

    12       TYPE OF REPORTING PERSON

             HC, CO
--------------------------------------------------------------------------------

CUSIP No.  703588103                  13G                     Page 10 of Page 21
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             CGU International Holdings Luxembourg S.A.

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Luxembourg

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         423,712
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          423,712

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,712

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.1%

    12       TYPE OF REPORTING PERSON
             HC, CO
--------------------------------------------------------------------------------

CUSIP No.  703588103                  13G                     Page 11 of Page 21
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             CGU Corporation

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         423,712
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          423,712

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,712

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.1%

    12       TYPE OF REPORTING PERSON

             HC, CO
--------------------------------------------------------------------------------

CUSIP No.  703588103                  13G                     Page 12 of Page 21
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             IRS IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

             Commercial Union Insurance Company

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  |_|
                                                                        (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Massachusetts

                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES                    6       SHARED VOTING POWER
           BENEFICIALLY                         423,712
             OWNED BY                   7       SOLE DISPOSITIVE POWER
               EACH                             0
            REPORTING                   8       SHARED DISPOSITIVE POWER
           PERSON WITH                          423,712

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,712

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                  |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.1%

    12       TYPE OF REPORTING PERSON

             IC, CO
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

     The name of the Issuer is Paula Financial (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The principal executive offices of the Issuer are located at 300 N. Lake Avenue, Suite 300, Pasadena, CA 91101.

Item 2(a).     Name of Person Filing:

     This statement is being filed jointly by the following parties: (i) CGU, plc ("CGU"), which owns all of the outstanding capital stock of General Accident, plc ("GA"), (ii) GA, which owns all of the outstanding voting capital stock of Commercial Union Assurance Company, plc ("Assurance"), (iii) Assurance, which owns all of the outstanding voting capital stock of General Accident Fire & Life Assurance Corporation, plc ("GA Fire"), (iv) GA Fire, which owns all of the outstanding voting capital stock of Scottish Insurance Corporation Limited ("Scottish"), (v) Scottish, which owns all of the outstanding voting capital stock of Commercial Union International Holdings Limited ("International"), (vi) International, which owns all of the outstanding voting capital stock of CGU Group B.V. ("Group"), (vii) Group, which owns all of the outstanding voting capital stock of CGU International Holdings B.V. ("Holdings"), (viii) Holdings, which owns all of the outstanding voting capital stock of CGU International Holdings Luxembourg S.A. ("Luxembourg"), (ix) Luxembourg, which owns 54.14% of the outstanding capital stock of CGU Corporation ("CGU Corp."), (x) CGU Corp. which owns all of the outstanding capital stock of Commercial Union Insurance Company ("CU Insurance"), and (xi) CU Insurance which directly owns Common Stock.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of CGU, GA, Assurance, GA Fire, Scottish and International is St. Helens 1, Undershaft, London, England EC3P3DQ. The address of the principal business office of Group and Holdings is Joan Muyskenweg 4, 1096 CJ Amsterdam, Netherlands. The address of the principal business office of Luxembourg is 26 Place de la Gare, 8th Floor, Galeric Kans, L-1616, Luxumbourg-ville. The address of the principal business office of CGU Corp. and CU Insurance is One Beacon Street, Boston, MA 02108.

Item 2(c).     Citizenship:

     CGU, GA, Assurance, GA Fire, Scottish and International are organized under the laws of the United Kingdom. CGU Corp. is a Delaware corporation. Group and Holdings are organized under the laws of the Netherlands. Luxembourg is organized under the laws of Luxembourg. CU Insurance is organized under the laws of Massachusetts.

Item 2(d).     Title of Class of Securities:

     This Schedule 13G statement relates to Common Stock.

Item 2(e).     CUSIP Number:

     703588-10-3

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a :

               (a) | | Broker or dealer  registered  under section 15 of the Act
                       (15 U.S.C. 78o);
               (b) | | Bank as defined in section  3(a)(6) of the Act (15 U.S.C.
                       78c);
               (c) |X| Insurance  company as defined in section  3(a)(19) of the
                       Act (15 U.S.C. 78c);

               (d) | | Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
               (e) | |  An   investment   adviser  in   accordance   with  ss.
                        240.13d-1(b)(1)(ii)(E);
               (f) | | An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);
               (g) |X| A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
               (h) | |  A savings association  as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);
               (i) | |  A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

Item 4.        Ownership.

                                                           Sole Power      Shared Power    Sole Power to     Shared Power
                                Amount                     to Vote or       to Vote or      Dispose or       to Dispose or
                             Beneficially    Percent of    Direct the       Direct the      Direct the        Direct the
    Reporting Person            Owned          Class         Vote             Vote         Disposition of   Disposition of
 1. CGU                       423,712 (1)       7.1%           0              423,712            0              423,712
 2. GA                        423,712 (1)       7.1%           0              423,712            0              423,712
 3. Assurance                 423,712 (1)       7.1%           0              423,712            0              423,712
 3. GA Fire                   423,712 (1)       7.1%           0              423,712            0              423,712
 4. Scottish                  423,712 (1)       7.1%           0              423,712            0              423,712
 5. International             423,712 (1)       7.1%           0              423,712            0              423,712
 6. Group                     423,712 (1)       7.1%           0              423,712            0              423,712
 7. Holdings                  423,712 (1)       7.1%           0              423,712            0              423,712
 8. Luxembourg                423,712 (1)       7.1%           0              423,712            0              423,712
 9. CGU LLC                   423,712 (1)       7.1%           0              423,712            0              423,712
10. CGU Corp.                 423,712 (1)       7.1%           0              423,712            0              423,712
11. CU Insurance              423,712 (1)       7.1%           0              423,712            0              423,712

     (1) By virtue of the relationships described in Item 2(a) CGU, GA, Assurance, GA Fire, Scottish, International, Group, Holdings, Luxembourg and CGU Corp. may be deemed to beneficially own all of the shares Common Stock beneficially owned by CU Insurance. The filing of this statement by CGU, GA, Assurance, GA Fire, Scottish, International, Group, Holdings, Luxembourg and CGU Corp. shall not be construed as an admission that any of CGU, GA, Assurance, GA Fire, Scottish, International, Group, Holdings, Luxembourg and CGU Corp. is, for the purposes of Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended (the "Act"), the beneficial owner of any securities covered by this statement.

Item 5.        Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     CGU, GA, Assurance, GA Fire, Scottish, International, Group, Holdings, Luxembourg and CGU Corp. are each parent holding companies in the holding company structure described in Item 2(a), which identifies the relationship among the parties and, CU Insurance, the relevant subsidiary.

Item 8.        Identification and Classification of Members of the Group.

     CGU, GA, Assurance, GA Fire, Scottish, International, Group, Holdings, Luxembourg, CGU Corp. and CU Insurance may be deemed to be members of a group (the "Group") pursuant to Rule 13d-5 under the Act, but all such Reporting Persons disclaim membership in a group. A copy of the joint filing agreement between the Reporting Persons is attached hereto as Exhibit A.

Item 9.        Notice of Dissolution of Group.

     Not applicable.

Item 10.       Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 12, 1999
                                                  ----------------------------
                                                              Date


                                                  /s/ John A. Weber
                                                  ----------------------------
                                                  Signature


                                                  /s/ John A. Weber
                                                  ----------------------------
                                                  John A. Weber
                                                  Senior Vice President

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 1999


CGU, plc



By:  /s/ Richard Whitaker
     --------------------------------------
       Richard Whitaker
       Group Secretary


GENERAL ACCIDENT, plc



By:  /s/ Richard Whitaker
     --------------------------------------
       Richard Whitaker
       Group Secretary


COMMERCIAL UNION ASSURANCE COMPANY, plc



By:  /s/ Richard Whitaker
     --------------------------------------
       Richard Whitaker
       Group Secretary


GENERAL ACCIDENT FIRE & LIFE
    ASSURANCE CORPORATION, plc



By:  /s/ Richard Whitaker
     --------------------------------------
       Richard Whitaker
       Group Secretary


SCOTTISH INSURANCE CORPORATION LIMITED



By:  /s/ Richard Whitaker
     --------------------------------------
       Richard Whitaker
       Director, CGU Company Secretarial Services LTD
       Corporate Secretary

CGU CORPORATION



By:  /s/ John A. Weber
     --------------------------------------
       John A. Weber
       Senior Vice President


COMMERCIAL UNION INSURANCE COMPANY



By:  /s/ John A. Weber
     --------------------------------------
       John A. Weber
       Senior Vice President


COMMERCIAL UNION INTERNATIONAL HOLDINGS LIMITED



By:  /s/ Richard Whitaker
     --------------------------------------
       Richard Whitaker
       Director, CGU Company Secretarial Services LTD
       Corporate Secretary


CGU GROUP B.V.



By:  /s/ G.C. Schneider
     --------------------------------------
       G.C. Schneider
       Director


By:  /s/ Astrid Patricia Ros
     --------------------------------------
       Astrid Patricia Ros
       DL Trust BV
       Managing Director


By:  /s/ Gerrit Kotterman
     --------------------------------------
       Gerrit Kotterman
       DL Trust BV
       Managing Director


CGU INTERNATIONAL HOLDINGS B.V.



By:  /s/ G.C. Schneider
     --------------------------------------
       G.C. Schneider
       Director


By:  /s/ Astrid Patricia Ros
     --------------------------------------
       Astrid Patricia Ros
       DL Trust BV
       Managing Director


By:  /s/ Gerrit Kotterman
     --------------------------------------
       Gerrit Kotterman
       DL Trust BV
       Managing Director


CGU INTERNATIONAL HOLDINGS LUXEMBOURG S.A.



By:  /s/ Peter James Foster
     --------------------------------------
       Peter James Foster
       Group Finance Director

                                  EXHIBIT INDEX



                  EXHIBIT                                            PAGE NUMBER


A.       AGREEMENT BETWEEN REPORTING PERSONS                              19

                                    EXHIBIT A


                       AGREEMENT BETWEEN REPORTING PERSONS

     This will  confirm the  agreement by and between the  undersigned  that the
Schedule 13G filed on or about this date with respect to the beneficial ownership of the undersigned of shares of common stock of Paula Financial, a Delaware corporation, is being filed on behalf of each of the parties named below.

     This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Date:  February 12, 1999


CGU, plc



By:  /s/ Richard Whitaker
     --------------------------------------
       Richard Whitaker
       Group Secretary


GENERAL ACCIDENT, plc



By:  /s/ Richard Whitaker
     --------------------------------------
       Richard Whitaker
       Group Secretary


COMMERCIAL UNION ASSURANCE COMPANY, plc



By:  /s/ Richard Whitaker
     --------------------------------------
       Richard Whitaker
       Group Secretary


GENERAL ACCIDENT FIRE & LIFE
    ASSURANCE CORPORATION, plc



By:  /s/ Richard Whitaker
     --------------------------------------
       Richard Whitaker
       Group Secretary

SCOTTISH INSURANCE CORPORATION LIMITED



By:  /s/ Richard Whitaker
     --------------------------------------
       Richard Whitaker
       Director, CGU Company Secretarial Services LTD
       Corporate Secretary

CGU CORPORATION



By:    /s/ John A. Weber
     --------------------------------------
       John A. Weber
       Senior Vice President


COMMERCIAL UNION INSURANCE COMPANY



By:    /s/ John A. Weber
     --------------------------------------
       John A. Weber
       Senior Vice President


COMMERCIAL UNION INTERNATIONAL HOLDINGS LIMITED



By:  /s/ Richard Whitaker
     --------------------------------------
       Richard Whitaker
       Director, CGU Company Secretarial Services LTD
       Corporate Secretary


CGU GROUP B.V.



By:  /s/ G.C. Schneider
     --------------------------------------
       G.C. Schneider
       Director


By:  /s/ Astrid Patricia Ros
     --------------------------------------
       Astrid Patricia Ros
       DL Trust BV
       Managing Director


By:  /s/ Gerrit Kotterman
     --------------------------------------
       Gerrit Kotterman
       DL Trust BV
       Managing Director


CGU INTERNATIONAL HOLDINGS B.V.



By:  /s/ G.C. Schneider
     --------------------------------------
       G.C. Schneider
       Director


CGU INTERNATIONAL HOLDINGS LUXEMBOURG S.A.



By:  /s/ Peter James Foster
     --------------------------------------
       Peter James Foster
       Group Finance Director